Exhibit 99.1







                                          Gold Banc Corporation, Inc.
                                                    11301 Nall Avenue
                                                Leawood, Kansas 66211
                                                     www.goldbanc.com
                                                     ----------------


For Immediate Release
Contact:
Rick J. Tremblay
Chief Financial Officer
913.451.8050
ricktremblay@goldbanc.com
-------------------------

Sherman Titens
Senior Vice President
913-323-7741
shermantitens@goldbanc.com
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  Gold Bank Receives $2.253 Million As Initial Restitution from Former CEO; To
                       Be Recorded as Third Quarter Income

Leawood, Kansas (July 28, 2003) - Gold Banc (NASDAQ: GLDB) today announced that its subsidiary, Gold Bank-Kansas, has received $2.253 million as partial restitution from its former Chairman and CEO, Michael Gullion. The payment was made as the result of a previously announced restitution agreement between the company and Gullion. It will be recorded as income in the third quarter of 2003.

Gullion had a $4 million dollar loan from an unaffiliated bank evidenced by a promissory note collateralized by shares of his Gold Banc common stock. On July 23, 2003 Gold Bank-Kansas purchased the loan for $4.047 million and took possession of the collateral.

On the same day Gold Banc exercised an option under the Gullion restitution agreement to purchase 583,065 shares of the Gold Banc common stock from Gullion for $6.3 million. The purchase price of $10.805 per share was calculated in accordance with the restitution agreement based upon the 10-day average closing price of Gold Banc stock on the NASDAQ preceding the date on which the shares were purchased.

Gold Banc paid $6.3 million cash to Gold Bank-Kansas of which $2.5 million was borrowed under Gold Banc's existing line of credit. The loan that Gold Bank-Kansas purchased was repaid in full with $4.047 million of the cash. Gold Bank-Kansas retained the remaining proceeds of $2.253 million as restitution.

The 583,065 shares are now treasury shares of Gold Banc. Officers and directors of Gold Banc may purchase some or all of the shares at the same price purchased from Gullion during the third quarter of 2003. Commitments to purchase 370,000 of the shares have already been received. Resale of these shares will be restricted for two years in accordance with SEC regulations.

"We are very pleased to obtain this initial recovery for Gold Banc and its shareholders," said Mick Aslin, the President and CEO of Gold Banc. "We intend to pursue Mr. Gullion for restitution of additional amounts that are due to Gold Bank-Kansas."

The bank has asserted that Gullion owes additional amounts not covered by the restitution agreement, including more than $1.5 million of expenses incurred in investigating Gullion's activities and responding to investigations by regulatory authorities. Gold Bank-Kansas has not waived any rights it has against Gullion to recover these funds.



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About Gold Banc

Gold Banc Corporation, Inc., is a financial holding company headquartered in Leawood, Kansas with over $4.0 billion in assets. Gold Banc provides commercial banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma, and Florida through 60 banking locations. Gold Banc is traded on Nasdaq under the symbol GLDB.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "except," "target" and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business." Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.